Exhibit 2.2

FIRST AMENDMENT TO SHARE PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO SHARE PURCHASE AGREEMENT is entered into as of this     day of August, 2007 (this “Amendment”), by and among INTAC INTERNATIONAL, INC., a Nevada corporation (“Seller Parent”), INTAC International Holdings Limited, a Hong Kong corporation (the “Seller”),  Intac (Tianjin) International Trading Company, a wholly owned subsidiary of Seller incorporated under the laws of the People’s Republic of China (“Intac Trading”), Cyber Proof Investments Ltd., a British Virgin Islands corporation (the “Purchaser”) and Wei Zhou, a national of the Federal Republic of Germany and sole shareholder of Purchaser (“Purchaser Shareholder”)

Background

A.            The parties have entered into that certain Share Purchase Agreement dated as of January 29, 2007 (the “Purchase Agreement”) pursuant to which, among other things, the Seller Parent and Seller have agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Seller Parent and Seller, the Shares (other than the legal interest in the Trust Shares held by Purchaser Shareholder) and, subject to certain contingencies, the Seller Parent, Seller and Intac Trading have agreed to transfer Meidi Tech Control to the Purchaser, and the Purchaser has agreed to acquire such Meidi Tech Control, all upon and subject to the terms and conditions thereunder.

B.            The parties desire to amend the Purchase Agreement as set forth herein.

Agreement

NOW THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Termination Date.

(a)           The reference to “August 31, 2007” in the first sentence of Section 5.03(b) of the Purchase Agreement is hereby deleted and a reference to “October 31, 2007” shall be substituted in lieu thereof.

(b)           The reference to “August 31, 2007” in Section 8.01(a) of the Purchase Agreement is hereby deleted and a reference to “October 31, 2007” shall be substituted in lieu thereof.

2.             Definitions.  Any capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

3.             Controlling Effect; Full Force.  The parties acknowledge and agree that to the extent that the terms of this Amendment are in conflict with the terms of the Purchase Agreement, this Amendment shall control.  Except as modified by this Amendment, all of the terms and conditions of the Purchase Agreement shall remain in full force and effect.

4.             Assignments.  Neither this Amendment nor any of the rights, interests or obligations hereunder may be assigned by operation of law or otherwise without the express written consent of the parties hereto; provided, however, Seller Parent, Seller and Intac Trading may assign this Amendment to any of their Affiliates without the consent of Purchaser or Purchaser Shareholder.

5.             No Third Party Beneficiary.  This Amendment shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Amendment.

6.             Entire Agreement.  This Amendment constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof.

7.             Counterparts.  This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

8.             Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York.  All Actions arising out of or relating to this Amendment shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York.  Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Amendment brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Amendment or the transactions contemplated by this Amendment may not be enforced in or by any of the above-named courts.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed and delivered by their respective duly authorized officers as of the date first written above.

INTAC INTERNATIONAL, INC.

By:	/s/ J. David Darnell
Name: J. David Darnell
Title: Senior VP and CFO

INTAC INTERNATIONAL HOLDINGS LIMITED

By:	/s/ Hans Schuld
Name: Hans Schuld
Title: Director

INTAC (TIANJIN) INTERNATIONAL TRADING COMPANY

By:	/s/ Jingchen Zhou
Name: Jingchen Zhou
Title: General Manager

CYBER PROOF INVESTMENTS LTD.

By:	/s/ Wei Zhou
Name: Wei Zhou
Title: Director

/s/ Wei Zhou
WEI ZHOU